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                                                                    Exhibit B-40

                            UNANIMOUS WRITTEN CONSENT
                       IN LIEU OF A SPECIAL MEETING OF THE
                                 STOCKHOLDERS OF
                       NISOURCE CORPORATE SERVICES COMPANY

     The undersigned, being the sole common stockholder of NiSource Corporate Services Company, a Delaware corporation (the "Corporation"), does hereby consent and agree to the adoption of the following resolutions pursuant to the authority of Section 228(a) of the Delaware General Corporation Law, in lieu of holding a meeting of the stockholders of the Corporation:

                           RESOLUTION AMENDING BY-LAWS

     WHEREAS, The sole stockholder of the Corporation believes it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the stockholders.

     NOW, THEREFORE, BE IT RESOLVED, That Article 2, Section 1 of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended and restated to read as follows:

          "The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held on the third Tuesday in the month of May of each year, if such day is not a legal holiday, and if a holiday, then on the next business day which is not a legal holiday. If for any reason the annual meeting of the stockholders shall not be held at the time and place herein provided, the same may be held at any time thereafter, but not later than the date which is five months after the close of the Corporation's fiscal year, or the date which is fifteen months after the last annual meeting, whichever is earlier. Such date and time of meeting may be changed by action of the Board of Directors."

Dated and effective as of Tuesday, June 1st, 2004.

                                        NiSource Inc.

                                        /s/ Gary L. Neale
                                        ----------------------------------------
                                        Gary L. Neale
                                        Chairman, President and Chief
                                        Executive Officer

                                        Being the sole stockholder of the
                                        Corporation